FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: August 8, 2019

MAXIMUS Reports Fiscal Year 2019 Third Quarter Results
- Company Reduces Revenue Guidance and Narrows Earnings Guidance to $3.70 to $3.75 -

(RESTON, Va. - August 8, 2019) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and nine months ended June 30, 2019.

Highlights for the third quarter of fiscal year 2019 include:

•Revenue grew 22% to $730.7 million compared to $597.9 million reported for the same period last year, driven by the citizen engagement centers acquisition in the U.S. Federal Services Segment

•Revenue in the quarter was lower than expected due to a slower ramp on an acquired contract and unfavorable foreign currency translation

•Diluted earnings per share were $0.97, in line with Company expectations, and driven by strong results in the U.S. Health and Human Services and U.S. Federal Services Segments

•Cash flows from operations of $136.5 million and free cash flow of $116.0 million

•Year-to-date signed contract awards totaled approximately $1.8 billion and contracts pending (awarded but unsigned) of $0.7 billion at June 30, 2019

•Sales pipeline of $29.6 billion at June 30, 2019, of which 68% is new work

•For fiscal 2019, the Company is reducing its revenue estimates and narrowing its earnings guidance towards the upper end of its range

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, "We have revised our revenue guidance for fiscal 2019 and we are on track to achieve our narrowed earnings range which is at the top end of the guidance range the Company established in November. As evidenced by our pipeline, we continue to see new growth opportunities in the years to come. MAXIMUS is an integral partner for governments as they shape policy and program design to address long-term macro-trends that reflect aging populations, labor skills and demand asymmetry, public health priorities, and the integration of health and employment programs. As part of our approach, we are continuing to invest in, and expand our business development resources as well as other areas that provide meaningful support to winning new work."

For the third quarter of fiscal 2019, revenue increased 22% to $730.7 million as compared to $597.9 million reported for the same period last year, driven by the acquisition in the U.S. Federal Services Segment, which contributed $163.4 million of revenue in the quarter. Revenue in the third quarter of fiscal 2019 was below the Company's expectations due to a slower ramp-up on the acquired Census Questionnaire Assistance (CQA) contract. Revenue was also unfavorably impacted compared to the prior year by foreign currency translation of $9.1 million during the third quarter.

For the third quarter of fiscal 2019, operating income totaled $83.6 million, yielding an operating margin of 11.4%. This compares to 13.8% for the same period last year which benefited from $15.5 million of revenue and operating income from change orders where the related costs were incurred in earlier periods. Results for the third quarter of fiscal 2019 were also impacted by amortization expense related to intangible assets, which increased to $9.0 million compared to $2.5 million in the comparable period of the prior year.

For the third quarter of fiscal 2019, net income attributable to MAXIMUS totaled $62.9 million, or $0.97 of diluted earnings per share, and benefited from solid operational performance in the U.S. Health and Human Services and U.S. Federal Services Segments. This compares to the third quarter of fiscal 2018 diluted earnings per share of $0.91.

U.S. Health & Human Services Segment
As expected, U.S. Health and Human Services Segment revenue for the third quarter of fiscal 2019 decreased to $291.1 million compared to $314.5 million reported for the same period last year, principally due to the rebid or extension of certain larger contracts in the portfolio.

Operating margin for the third quarter of fiscal 2019 was 18.6% compared to 21.3% reported for the prior-year period. Of the aforementioned change orders that benefited the prior year, $13.7 million was recorded within the U.S. Health and Human Services Segment. Operating margin for the Segment is expected to be between 18% and 19% for fiscal 2019.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal 2019 increased to $292.3 million compared to $112.2 million reported for the same period last year driven both organically and through acquisition. Revenue from the acquisition totaled $163.4 million for the third quarter of 2019. Revenue for the Segment was lower than expected due to the slower ramp-up on the acquired CQA contract. Excluding the acquisition, organic revenue increased 15% compared to the same period last year driven by several new work opportunities.

Operating margin for the third quarter of fiscal 2019 was 11.6% and benefited from favorable results on performance-based contracts. For fiscal year 2019, the Segment is expected to have an operating margin between 10% and 11%.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal 2019 decreased 14% (8.6% on a constant currency basis) to $147.3 million compared to $171.2 million reported for the same period last year due to expected decreases on welfare-to-work contracts in Australia and the United Kingdom.

Operating margin for the third quarter of fiscal 2019 was 3.4% compared to 2.5% reported for the prior-year period. As disclosed last quarter, the U.K. employment services contracts that launched in fiscal 2018 are progressing towards profitability but remain unfavorable to margin in the near-term. Operating profit was negatively impacted by an accretive component of a contract that was unexpectedly discontinued as the customer considers a new approach to the work going forward. As a result, the Company expects operating margin for the Segment to be approximately 3% for fiscal 2019.

Sales and Pipeline
Year-to-date signed contract awards at June 30, 2019, totaled $1.8 billion and contracts pending (awarded but unsigned) of $0.7 billion. These awards reflect total contract value.

The sales pipeline at June 30, 2019, was $29.6 billion (comprised of approximately $1.8 billion in proposals pending, $1.9 billion in proposals in preparation and $25.9 billion in opportunities tracking). The pipeline (opportunities tracking) now includes the expected $5.0 billion rebid for the acquired Call Center Operations (CCO) contract. As a reminder, the Company modified its pipeline reporting methodology beginning October 1, 2018. The three changes are: 1) reporting Total Contract Value (TCV) rather than Base Contract Value,  2) extending the time horizon for opportunities reported in the pipeline from six months to two years, and  3) removing the value cap of $150 million on new work opportunities.

Balance Sheet and Cash Flows
Cash and cash equivalents at June 30, 2019, totaled $71.1 million. For the three months ended June 30, 2019, cash flows from operations totaled $136.5 million, with free cash flow of $116.0 million. At June 30, 2019, days sales outstanding (DSO) were 77 days.
On July 5, 2019, our Board of Directors declared a quarterly cash dividend of $0.25 for each share of our common stock outstanding. The dividend is payable on August 30, 2019, to shareholders of record on August 15, 2019.

Outlook
MAXIMUS is updating its fiscal 2019 revenue and earnings guidance. The Company now expects revenue to range between $2.88 billion to $2.90 billion for fiscal 2019. This compares to the Company's previous revenue guidance of $2.925 billion to $2.95 billion. MAXIMUS has revised its guidance primarily due to a slower than expected ramp up on the CQA contract as well as unfavorable foreign currency translation. To a lesser extent, the Company has also experienced lower volumes across several contracts resulting in lower revenue in fiscal 2019.

MAXIMUS is also narrowing its GAAP diluted earnings per share guidance and the company now expects diluted earnings per share to range between $3.70 to $3.75 due to strong operating performance in the U.S. Health and Human Services Segment. This compares to the Company's previous earnings guidance of $3.65 to $3.75.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, August 8, 2019, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 22, 2019. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13692016

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the following non-GAAP measures: organic revenue growth, constant currency and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2018. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Included in this press release are forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “opportunity,” “could,” “potential,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the factors set forth in Exhibit 99.1 under the caption "Special Considerations and Risk Factors," in our Annual Report on Form 10-K for the year ended September 30, 2018, which was filed with the Securities and Exchange Commission on November 20, 2018 and the matters listed in our “Special Note Regarding Forward-Looking Statements” in our recently filed Quarterly Report on Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Revenue	$730,710	$597,855	$2,131,849	$1,833,790
Cost of revenue	556,463	443,171	1,628,915	1,378,343
Gross profit	174,247	154,684	502,934	455,447
Selling, general and administrative expenses	81,604	69,588	239,377	214,026
Amortization of intangible assets	9,049	2,525	24,026	7,846
Operating income	83,594	82,571	239,531	233,575
Interest expense	420	85	2,614	410
Other income, net	556	2,249	3,048	3,928
Income before income taxes	83,730	84,735	239,965	237,093
Provision for income taxes	20,765	24,493	59,511	61,793
Net income	62,965	60,242	180,454	175,300
Income/(loss) attributable to noncontrolling interests	67	381	(281)	856
Net income attributable to MAXIMUS	$62,898	$59,861	$180,735	$174,444
Basic earnings per share attributable to MAXIMUS	$0.98	$0.91	$2.80	$2.65
Diluted earnings per share attributable to MAXIMUS	$0.97	$0.91	$2.79	$2.64
Dividends paid per share	$0.25	$0.045	$0.75	$0.135
Weighted average shares outstanding:
Basic	64,405	65,630	64,534	65,777
Diluted	64,759	65,925	64,800	66,131

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2019	September 30, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,084	$349,245
Short-term investments	—	20,264
Accounts receivable — billed and billable	525,882	357,613
Accounts receivable — unbilled	94,102	31,536
Income taxes receivable	693	5,979
Prepaid expenses and other current assets	47,617	43,995
Total current assets	739,378	808,632
Property and equipment, net	84,694	77,544
Capitalized software, net	30,761	22,429
Goodwill	583,703	399,882
Intangible assets, net	185,965	88,035
Deferred contract costs, net	22,477	14,380
Deferred compensation plan assets	33,114	34,305
Deferred income taxes	617	6,834
Other assets	10,197	9,959
Total assets	$1,690,906	$1,462,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$182,551	$114,378
Accrued compensation and benefits	103,990	95,555
Deferred revenue	40,951	51,182
Income taxes payable	5,109	4,438
Long-term debt, current portion	3,648	136
Other liabilities	20,450	11,760
Total current liabilities	356,699	277,449
Deferred revenue, less current portion	26,435	20,394
Deferred income taxes	44,769	26,377
Long-term debt	268	374
Deferred compensation plan liabilities, less current portion	34,689	33,497
Other liabilities	13,147	17,490
Total liabilities	476,007	375,581
Shareholders’ equity:
Common stock, no par value	503,184	487,539
Accumulated other comprehensive loss	(41,110)	(36,953)
Retained earnings	752,370	633,281
Total MAXIMUS shareholders’ equity	1,214,444	1,083,867
Noncontrolling interests	455	2,552
Total equity	1,214,899	1,086,419
Total liabilities and equity	$1,690,906	$1,462,000

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operations:
Net income	$62,965	$60,242	$180,454	$175,300
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	12,181	12,828	34,588	39,902
Amortization of intangible assets	9,049	2,525	24,026	7,846
Deferred income taxes	(6,568)	18,053	11,196	8,874
Stock compensation expense	5,419	4,389	15,323	15,713

Change in assets and liabilities excluding acquired assets and liabilities:
Accounts receivable — billed and billable	(35,411)	11,733	(108,131)	(6,789)
Accounts receivable — unbilled	36,983	5,042	46,172	312
Prepaid expenses and other current assets	2,185	(3,020)	(2,933)	5,506
Deferred contract costs	(2,727)	446	(8,142)	2,240
Accounts payable and accrued liabilities	11,382	(20,525)	53,462	(23,696)
Accrued compensation and benefits	16,725	(444)	9,282	(15,835)
Deferred revenue	3,422	(1,939)	7,857	(25,728)
Income taxes	19,635	(12,721)	3,139	5,913
Other assets and liabilities	1,260	(5,053)	(2,582)	(1,242)
Cash flows from operations	136,500	71,556	263,711	188,316

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(20,492)	(8,377)	(39,033)	(21,552)
Acquisitions	(240)	—	(422,049)	(157)
Short-term investments	—	(19,996)	19,996	(19,996)
Other	96	657	380	1,198
Cash used in investing activities	(20,636)	(27,716)	(440,706)	(40,507)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(15,953)	(2,936)	(47,936)	(8,801)
Purchases of MAXIMUS common stock	—	(60,949)	(46,068)	(61,987)
Tax withholding related to RSU vesting	—	—	(8,915)	(8,529)
Borrowings under credit facility	—	10,000	320,048	134,683
Repayment of credit facility and other long-term debt	(75,058)	(10,034)	(316,597)	(134,786)
Other	—	(1,928)	(133)	(4,058)
Cash used in financing activities	(91,011)	(65,847)	(99,601)	(83,478)

Effect of exchange rate changes on cash and cash equivalents	(362)	(2,784)	(994)	(1,714)

Net increase/ (decrease) in cash, cash equivalents and restricted cash	24,491	(24,791)	(277,590)	62,617

Cash, cash equivalents and restricted cash, beginning of period (1)	54,478	267,135	356,559	179,727

Cash, cash equivalents and restricted cash, end of period (1)	$78,969	$242,344	$78,969	$242,344

(1) As we noted in a Current Report on Form 8-K filed on December 14, 2018, we have made changes in our cash flow statements to comply with new accounting requirements. Most notably, we now include our restricted cash balances in the totals identified above. Our restricted cash is included in our balance sheet under the heading "prepaid expenses and other current assets" and totaled $7.9 million and $7.3 million at June 30, 2019, and September 30, 2018, respectively.

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Revenue:
U.S. Health & Human Services	$291,132		$314,477		$876,082		$924,967
U.S. Federal Services	292,295		112,226		799,018		361,536
Outside the U.S.	147,283		171,152		456,749		547,287
Total	$730,710		$597,855		$2,131,849		$1,833,790

Gross Profit:
U.S. Health & Human Services	$86,664	29.8%	$101,425	32.3%	$260,955	29.8%	$272,242	29.4%
U.S. Federal Services	66,803	22.9%	32,276	28.8%	175,484	22.0%	93,008	25.7%
Outside the U.S.	20,780	14.1%	20,983	12.3%	66,495	14.6%	90,197	16.5%
Total	$174,247	23.8%	$154,684	25.9%	$502,934	23.6%	$455,447	24.8%

Selling, general, and administrative expense:
U.S. Health & Human Services	$32,414	11.1%	$34,382	10.9%	$93,953	10.7%	$105,803	11.4%
U.S. Federal Services	32,896	11.3%	17,399	15.5%	90,632	11.3%	51,587	14.3%
Outside the U.S.	15,791	10.7%	16,775	9.8%	52,591	11.5%	53,284	9.7%
Restructuring costs	—	NM	—	NM	—	NM	2,320	NM
Other	503	NM	1,032	NM	2,201	NM	1,032	NM
Total	$81,604	11.2%	$69,588	11.6%	$239,377	11.2%	$214,026	11.7%

Operating income:
U.S. Health & Human Services	$54,250	18.6%	$67,043	21.3%	$167,002	19.1%	$166,439	18.0%
U.S. Federal Services	33,907	11.6%	14,877	13.3%	84,852	10.6%	41,421	11.5%
Outside the U.S.	4,989	3.4%	4,208	2.5%	13,904	3.0%	36,913	6.7%
Amortization of intangible assets	(9,049)	NM	(2,525)	NM	(24,026)	NM	(7,846)	NM
Restructuring costs (2)	—	NM	—	NM	—	NM	(2,320)	NM
Other (3)	(503)	NM	(1,032)	NM	(2,201)	NM	(1,032)	NM
Total	$83,594	11.4%	$82,571	13.8%	$239,531	11.2%	$233,575	12.7%

(1) Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”
(2) During fiscal year 2018, we incurred costs in restructuring our United Kingdom business.
(3) Other selling, general & administrative expenses includes credits and costs not directly allocated to a particular segment. In the nine month period ended June 30, 2019, these include $2.7 million of costs directly related to the acquisition of the citizen engagement centers business.

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operations	$136,500	$71,556	$263,711	$188,316
Purchases of property and equipment and capitalized software costs	(20,492)	(8,377)	(39,033)	(21,552)
Capital expenditure as a result of acquisition (1)	$—	$—	4,542	—
Free cash flow	$116,008	$63,179	$229,220	$166,764

(1)  Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition.

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